Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Smith-Midland Corporation

Midland, Virginia

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated March 28, 2016, appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015.

BDO USA, LLP

Mclean, Virginia

November 23, 2016